EXHIBIT 23.1




                        CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Galacticomm Technologies, Inc.
and Subsidiary:


     We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the Prospectus.



     Our report dated January 30, 1998 except as to the sixth paragraph of note 8(a) which is as of August 21, 1998, the last paragraph of note 8(a) which is as of August 17, 1998, note 10(b) which is as of June 26, 1998, the third paragraph of note 10(e) which is as of June 1, 1998, note 11(a) which is as of June 23, 1998, note 11(b) which is as of May 7, 1998, note 11(c) which is as of May 29, 1998, note 11(d) which is as of July, 1998 and Note 11(e) which is as of August 6, 1998, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has negative working capital, that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.




/s/ KPMG Peat Marwick LLP


Fort Lauderdale, Florida
August 27, 1998